Exhibit 10.5
GUARANTY
     THIS GUARANTY (this “Guaranty”) is given by DSW Inc., an Ohio corporation, whose principal office is located at 810 DSW Drive, Columbus, OH 43219 (the “Guarantor”), to 4300 Venture 34910 LLC, a Delaware limited liability company (“Landlord”) whose principal office is located at 1798 Frebis Avenue, Columbus, Ohio 43206-0410.
     In accordance with the certain Lease Agreement (the “Lease”) dated as of October 1, 2007 between eTailDirect LLC, an Ohio limited liability company, (“Tenant”) and Landlord, Guarantor executes this Guaranty and agrees as follows:
     1. Guaranty.
          (A) Subject to the conditions contained herein, the Guarantor, for itself, and its successors and assigns guarantees (i) the prompt payment when due of all payments of rent, additional rent, and all other charges, expenses and costs of every kind and nature, required to be paid by Tenant under the Lease which are or may be due now or in the future under the terms of the Lease; and (ii) the complete and timely performance, satisfaction and observance of the terms and conditions of the Lease to be performed by Tenant thereunder.
          (B) In the event Tenant fails to make prompt payment when due of any of the sums required to be paid by it under the Lease or fails to perform, satisfy or observe the terms and conditions of the Lease required to be performed, satisfied or observed by the Tenant and such failure shall continue beyond the applicable grace period therefor provided in the Lease following the giving of requisite notice to Tenant required by the Lease (the “Default Notice”), Guarantor will, within the time periods hereinafter provided, pay to Landlord the amount due or will fully perform, satisfy and observe the obligation or obligations in the place of the Tenant and will pay, reimburse and indemnify Landlord for any and all damages, costs, expenses, losses and other liabilities including reasonable counsel fees which arise in consequence of any such failure by Tenant. Landlord agrees to give to Guarantor a copy of each Default Notice at the same time such Default Notice is given to Tenant. Guarantor shall be accorded one of the following periods of time in which to cure such defaults, whichever period shall expire later: (i) a period of time which is equal the applicable grace period provided by the Lease for the failure of performance in question following Guarantor’s receipt of the Guarantor’s Notice (if applicable), or (ii) the expiration of the actual grace period still available to Tenant under the Lease following the receipt by Tenant of the Default Notice. If, in the case of a non-monetary default, the cure of the same cannot be reasonably achieved within the grace period applicable thereto, then Guarantor shall have such further time to cure as shall be reasonable under the circumstances so long as Guarantor commences the same within the initial cure period allowed and thereafter prosecutes such cure to completion with diligence and continuity. Upon such performance by Guarantor within the time periods herein provided, the failure of performance by Tenant shall be deemed cured and Tenant’s rights under the Lease reinstated.
     2. Scope of Guarantor’s Liability. This Guaranty is given by Guarantor and accepted by Landlord under the express condition that the obligations of Guarantor hereunder shall never be greater than they would have been were it the tenant originally named in the Lease.
     3. Waiver of Notices/Remedies Against Tenant. Landlord may (i) waive the performance or observance by Tenant of any of the terms, covenants or conditions of the Lease; or (ii) compromise, settle or extend the time of payment of any amount due from the Tenant or the time of performance of any obligation of the Tenant ; or (iii) amend any provisions of the Lease by agreement between Tenant and Landlord; or (iv) extend or renew the Lease and/or effect any release, compromise, or settlement in connection with the Lease; or (v) assign or otherwise transfer all or part of its interest in the Lease, Premises, or this Guaranty or any interest therein or herein; or (vi) consent to an assignment, subletting, conveyance, or other transfer of all or any part of the interest of Tenant in the Lease. These actions may be taken by the Landlord without discharging or otherwise affecting the obligations of the Guarantor. This Guaranty is irrevocable. Subject to compliance by Landlord with the provisions of this Guaranty, the liability of the Guarantor is direct and immediate. The Landlord shall not be required to pursue any remedies it may have against the Tenant or against any security deposit or other collateral as a condition to enforcement of this guaranty (beyond the giving of notices as required by the Lease and this Guaranty and the expiration of any grace period provided therein or herein). This Guaranty is a guaranty of payment and not of collection, and shall remain in full force and effect until payment in full to Landlord of all sums payable under the Lease. Except as otherwise set forth in this Guaranty, Guarantor does not require and hereby waives all notices of Tenant’s nonpayment, nonperformance, or nonobservance of the provisions of the Lease. Guarantor hereby expressly waives all notices and demands otherwise required by law which Guarantor may lawfully waive. Guarantor hereby waives trial by jury in any action brought on or with respect to this Guaranty.
     4. Termination of Guarantor’s Liability/Bankruptcy Proceeding. Except in the case of a Bankruptcy Proceeding (as hereinafter defined), a written release of eTailDirect LLC, an Ohio limited liability company, (the “Original Tenant”) from the performance of its obligations under the Lease, whether as a primary obligor or as an assignor-guarantor in its own right shall likewise operate to release Guarantor hereunder. However, in the event of a release or discharge of the Original Tenant, under a Bankruptcy Proceeding, then the obligations of the undersigned shall nevertheless continue for what would have constituted the balance of the Initial Term of the Lease but which obligations shall not be greater in extent than those that would have existed if a Bankruptcy Proceeding had not been commenced. The term “Bankruptcy Proceeding” shall mean and include the institution by or against said Original Tenant of bankruptcy, reorganization, receivership or insolvency proceedings of any nature pursuant to Federal, State or local law.
     5. Binding Effect. Subject to the limitations set forth herein this Guaranty is binding upon the Guarantor, its successors and assigns, and, by its acceptance hereof by Landlord, shall become binding upon and shall inure to the benefit of Landlord, its successors and assigns. The term “Tenant” as used in this Guaranty shall mean the tenant in possession of the Premises for the time being, whether such party shall be the Original Tenant or successive assignees of the Original Tenant.
     6. Modifications. This Guaranty may not be modified orally, but only by a writing signed by both the Guarantor and Landlord. Modifications include any waiver, change, discharge, modification, or termination.
     In witness whereof the Guarantor has duly executed this Guaranty by its proper officer as of the date written below.

DSW Inc., an Ohio corporation

By:	/s/William L. Jordan

Its:	VP/General Counsel

Date:	November 16, 2007

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